EXHIBIT 99.1

UFP Technologies Announces 2021 Results

NEWBURYPORT, Mass., March 08, 2022 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $15.9 million or $2.09 per diluted common share outstanding for its year ended December 31, 2021, compared to net income of $13.4 million or $1.77 per diluted common share outstanding for 2020. Sales for 2021 were $206.3 million compared to 2020 sales of $179.4 million.

For its fourth quarter ended December 31, 2021, the Company reported net income of $3.2 million or $0.42 per diluted common share outstanding, compared to $4.2 million or $0.55 per diluted common share outstanding in the same period of 2020. Sales for the fourth quarter 2021 were $56.3 million versus 2020 fourth quarter sales of $45.2 million.

"I am very pleased with our 2021 results," said R. Jeffrey Bailly, Chairman & CEO. "It was a year of solid top- and bottom-line growth, as sales increased 15%, operating income grew 27%, and EPS grew 18%. We also made substantial progress on our strategic initiatives. Perhaps most importantly, we completed two acquisitions in Q4 that we believe will position UFP for long-term success. They bring us new capabilities that will increase our value to medical customers, along with strategically located factories in low-cost countries. In addition, we made excellent progress in setting up our new operations in Tijuana, Mexico, another strategically important location, which we expect to be up and running by Q2 this year."

"The year also presented many challenges. Rising raw material costs, limited direct labor availability, and supply chain issues cut into our gross margins and bottom-line results, particularly in the latter half of 2021," Bailly added. "We have been able to mitigate the rising material costs by passing on price increases, most of which will take effect by the end of the first quarter. And absences due to Covid are decreasing after a rough January. However, we expect these supply chain issues to continue in the near term. We have a sizable backlog of open orders waiting for the arrival of raw materials that are currently in limited supply.”

“Once these issues are resolved, we can ramp up production to catch up with customer demand and accelerate our growth,” Bailly said. “With this robust pent-up demand, combined with our strong balance sheet, the projected impact of our newly-acquired entities and additional exciting acquisition opportunities, we are very bullish about our future.”

Financial Highlights:

  Sales for the fourth quarter increased 24.8% to $56.3 million, from $45.2 million in the same period of 2020. Sales for the full year of 2021 increased 15.0% to $206.3 million, from $179.4 million in the same period of 2020.
  Fourth quarter sales to the medical market increased 33.3%. Sales to the aerospace & defense market decreased 3.2% while sales to the automotive market decreased 13.5%. All other sales (consumer, electronics, and industrial) increased 26.6%.
  Full year 2021 sales to the medical market increased 10.2%. Sales to the aerospace & defense and automotive markets increased 25.7% and 6.8%, respectively. All other sales (consumer, electronics, and industrial) increased 32.8%.
  Gross profit as a percentage of sales (“gross margin”) decreased to 23.2% for the fourth quarter, from 25.2% in the same quarter of 2020. Gross margin for the full year of 2021 decreased to 24.8%, from 24.9% in the same period of 2020.
  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 29.4% to $8.1 million compared to $6.3 million in the same quarter of 2020. Full year 2021 SG&A increased 7.2% to $29.4 million, from $27.5 million in the same period of 2020.
  For the fourth quarter, operating income decreased to $4.6 million, from $4.9 million in the same quarter of 2020. Full year 2021 operating income increased to $21.2 million, from $16.7 million in the same period of 2020.
  Net income decreased to $3.2 million in the fourth quarter, from $4.2 million in the same period of 2020. Full year 2021 net income increased to $15.9 million, from $13.4 million in the same period of 2020.
  Effective March 31, UFP’s GICS (Global Industry Classification Standard) code is being updated to 35101020-Health Care Supplies, to more appropriately describe our business and our concentration in the medical markets.

About UFP Technologies, Inc.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

Forward-Looking Statements

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include, but are not limited to, statements about the Company’s prospects; statements about the potential further impact the novel coronavirus ("COVID-19") pandemic may have on the Company’s business, financial condition and results of operations, including with respect to the different markets in which the Company participates, the demand for its products, the well-being and availability of the Company’s employees, the continuing operation of the Company’s locations, the Company’s efforts to address the pandemic, including regarding the safety and availability of its employees, the maintenance of its facilities and the sufficiency of the Company’s supply chain, inventory, liquidity and capital resources, including increased costs in connection with such efforts, the impact of the pandemic on the businesses of the Company’s suppliers and customers, and the overall impact the pandemic may have on the Company’s financial results in 2022; statements about the Company’s acquisition strategies and opportunities and the Company’s growth potential and strategies for growth; statements about the integration and performance of recent acquisitions; the completion of the Company’s Tijuana operations; expectations regarding customer demand; and any indication that the Company may be able to sustain or increase its sales, earnings or earnings per share, or its sales, earnings or earnings per share growth rates. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
Net sales	$56,344	$45,153	$206,320	$179,373
Cost of sales	43,268	33,769	155,206	134,689
Gross profit	13,076	11,384	51,114	44,684
Selling, general and administrative expenses	8,138	6,287	29,480	27,493
Acquisition Costs	276	-	430	-
Loss (gain) on disposal of fixed assets	29	160	(14)	459
Operating income	4,633	4,937	21,218	16,732
Interest expense, net	(28)	(17)	(39)	(83)
Other income (expense)	24	(4)	26	(366)
Income before income tax expense	4,629	4,916	21,205	16,283
Income tax expense	1,411	744	5,319	2,914
Net income	$3,218	$4,172	$15,886	$13,369

Net income per share outstanding	$0.43	$0.56	$2.11	$1.79
Net income per diluted share outstanding	$0.42	$0.55	$2.09	$1.77

Weighted average shares outstanding	7,532	7,496	7,524	7,484
Weighted average diluted shares outstanding	7,637	7,576	7,615	7,568

Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2021	2020

Assets:
Cash and cash equivalents	$11,117	$24,234
Receivables, net	39,384	26,428
Inventories	33,436	18,642
Other current assets	3,383	2,560
Net property, plant, and equipment	56,569	53,755
Goodwill	107,905	51,838
Intangible assets, net	67,585	19,718
Other assets	14,753	6,029
Total assets	$334,132	$203,204
Liabilities and equity:
Accounts payable	10,611	4,121
Other current liabilities	24,095	11,016
Other liabilities	104,980	11,174
Total liabilities	139,686	26,311
Total equity	194,446	176,893
Total liabilities and stockholders' equity	$334,132	$203,204

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com